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                                                                       EXHIBIT 1

                                  [VSNL LOGO]

                                                                   Satish Ranade
                                                                      ED(L) & CS
HQ/CS/CL.24B/9918
9 June 2003

Sir,
Sub: Intimation under Clause 36 of the Listing Agreement

Pursuant to Clause 36 of the Listing Agreement, the please be informed as follows:

     1) VSNL vide its letter No. HQ/CS/CL.24B/9876 dated 9 May 2003 had intimated about introduction of Voluntary Retirement Scheme (VRS) for its employees. On introduction of the Scheme, 388 employees have opted for VRS till 31 May 2003 and have been relieved from the service of the Company. As already informed, the scheme will close on 14 July 2003.

     2) VSNL Board at its Meeting held on 29 May 2003, decided to recommend to the Shareholders for their approval at the next general meeting, voluntary de-listing of VSNL shares from the Stock Exchanges at Chennai, Delhi and Kolkatta. The shares will continue to be listed on Mumbai Stock Exchange and the National Stock Exchange.

     3) VSNL Board at the same Meeting approved that VSNL Seamless Services Limited, a wholly owned subsidiary of VSNL, be voluntarily dissolved. VSSL was incorporated in 1998 as a vehicle to hive off certain value added services, but did not actually get engaged in any business activities till date.

     4) VSNL has received in-principle approval from the Board of Investment as also the Telecom Regulatory Authority of Sri Lanka for formation of a public limited company in that country proposed to be styled as VSNL Lanka Limited. This company, when formed will apply for and implement a license for undertaking international telecommunication activities in the opening market of Sri Lanka.

                                    Thanking you,

                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited


                                                                   Satish Ranade

To:-

Addressees as per list attached.


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1) Security Code 23624, The Stock Exchange, Mumbai, Corporate Relationship
Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 001. Fax No.(22) 2722061, 2721072.

2) The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37 24.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos.: (22) 6598237/38.

6) National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos.: 497 29 93.

7) Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

8) Head Office : M/s. Sharepro Services, Satam Estate, 3rd Floor,Above Bank of Baroda, Chakala, Andheri (E), Mumbai - 400 099 Ph. 821 5168 / 820 2108 / 820
2114, FAX 837 5646

9) Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 023.
Fax: 267 3199

11) Mr. A.K. Gupta, DGM(FA), for SEC filing requirements, Fax 1195